EXHIBIT 11



                             MBIA INC. AND SUBSIDIARIES


             COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION

                       (In thousands except per share amounts)


                                                   Three Months Ended
                                                        March 31
                                                   ------------------
                                                     1995      1994
                                                   --------   -------
 Net income                                        $66,006    $65,741
                                                   =======    =======
 Fully diluted shares:

  Average number of common shares outstanding       41,629     41,719


  Assumed exercise of dilutive stock options           489        436
                                                   -------    -------
                                                    42,118     42,155
                                                   =======    =======
 Earnings per share assuming full dilution           $1.57      $1.56
                                                   =======    =======